Filed pursuant to Rule 424(b)(3)
Registration No. 333-128022

SUPPLEMENT DATED SEPTEMBER 7, 2006

(To Proxy Statement/Prospectus dated August 1, 2006)

Science Applications International Corporation

To our stockholders:

On August 29, 2006, the special meeting of stockholders scheduled to vote on the merger agreement and related matters was adjourned and will reconvene on September 27, 2006 at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, at 1:00 p.m. (local time). The meeting was adjourned in order to provide stockholders with supplemental materials and time to evaluate the implications of the Pension Protection Act of 2006 on the company, its retirement plans and the proposed merger.

The Pension Protection Act is federal legislation adopted by Congress in early August 2006 and signed into law by the President on August 17, 2006 and represents a comprehensive reform of existing law governing retirement plans. After we complete our IPO, the Pension Protection Act would require us to modify the way we have traditionally allowed retirement plan participants to diversify or sell company stock held in our retirement plans. The Pension Protection Act will impact both the “exchangeable” and “non-exchangeable” SAIC stock held in participants’ accounts within our retirement plans.

The timing of the adoption and enactment of the Pension Protection Act was unfortunate; we had already distributed the proxy statement/prospectus dated August 1, 2006 to our stockholders before the Pension Protection Act was adopted. Given the importance of the proposed merger and IPO, we felt it was necessary to provide our stockholders and employees with information regarding this new law and its impact on the company, its retirement plans and the proposed merger before proceeding with the special meeting.

This supplement provides an overview of this new legislation, including the expected impact of its requirements upon the proposed merger and IPO, as well as additional information regarding the status of the IPO and voting procedures for the reconvened special meeting on September 27, 2006. We have also provided a copy of our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2006. You should carefully review all of these materials along with the proxy statement/prospectus dated August 1, 2006. Except as supplemented, the August 1, 2006 proxy statement/prospectus remains in effect and is an important disclosure document you should review in deciding how to vote your shares.

A new proxy and voting instruction card is also enclosed, if you have not yet voted or would like to change your vote. If you already have voted and do not wish to change your vote, your initial vote will be counted and you do not need to do anything further.

Sincerely,

Ken Dahlberg

Chairman of the Board and Chief Executive Officer

September 7, 2006

The following supplemental information is provided to address the Pension Protection Act of 2006, the status of the initial public offering, or IPO, and voting at the reconvened meeting. As in the proxy statement/prospectus, “Old SAIC” refers to Science Applications International Corporation and “New SAIC” refers to SAIC, Inc. We use the terms “we,” “us,” “our” and the “company” to refer to both companies when the distinction is not important. In addition, we sometimes refer to the class A preferred stock of New SAIC as the “new class A preferred stock” and the common stock of New SAIC as the “new common stock.”

Overview

On August 29, 2006, the special meeting of stockholders scheduled to vote on the merger agreement and related matters was adjourned and will reconvene on September 27, 2006 at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, at 1:00 p.m. (local time). This meeting was adjourned in order to provide stockholders with supplemental materials and time to evaluate the implications of the Pension Protection Act of 2006 (Pension Protection Act) on the company, its retirement plans and the proposed merger. The Pension Protection Act was adopted by Congress in early August 2006 and signed into law by the President on August 17, 2006. Following completion of our IPO, the Pension Protection Act would require changes in the way we have traditionally allowed retirement plan participants to diversify or sell company stock held in our retirement plans. This new law impacts both the “exchangeable” and “non-exchangeable” company stock held in participants’ accounts within our retirement plans.

Our proxy statement/prospectus dated August 1, 2006 had already been distributed to our stockholders before the Pension Protection Act was adopted by Congress. Given the importance of the proposed merger and IPO, we felt compelled to provide our stockholders and employees with information regarding this new law and its impact on the company, its retirement plans and the proposed merger before proceeding with the special meeting and IPO.

This supplement provides an overview of this new legislation, including the expected impact of its requirements upon the proposed merger and IPO, as well as additional information regarding the status of the IPO and voting procedures for the reconvened special meeting on September 27, 2006. We have also included new supplemental questions and answers that provide further detail and information on these matters.

Pension Protection Act of 2006

Background

The Pension Protection Act is federal legislation enacted on August 17, 2006 that governs the operation and management of pension and retirement plans. This new legislation has been described as the most comprehensive and sweeping pension and retirement reform in the last 30 years. It covers a wide range of subjects pertaining to pension and retirement plans, including retirement plan funding, automatic 401(k) plan enrollment and investment advice, the permissibility of hybrid (cash balance) plans, retirement plan reporting and disclosure and diversification rights of qualified retirement plan participants with respect to employer stock.

The U.S. House of Representatives and Senate each initially passed their own separate versions of pension reform legislation. Given the numerous differences between the House and Senate versions of the proposed legislation, many pension and employment experts did not expect Congress to pass a final version of the Pension Protection Act this year. In addition, many policy makers and pension industry experts anticipated that any new law in this area would contain provisions that exempted employee stock ownership plans (ESOPs), such as the SAIC Retirement Plan, from the employer stock diversification requirements that we understood were being considered by lawmakers.

However, in a tactic called a “highly unusual maneuver” by one Senator, the House of Representatives unexpectedly passed a new version of the Pension Protection Act and presented it to the Senate for consideration without going through the customary process of having House and Senate conference meetings to reconcile the different versions of the legislation. Despite this unusual approach, the Senate passed the House version of the

Pension Protection Act on August 3, 2006. This occurred after the proxy statement/prospectus dated August 1, 2006 had been distributed to stockholders for the special stockholders’ meeting. The President signed the Act into law on August 17, 2006. The final version of the Pension Protection Act did not provide an exemption for ESOPs that permitted employee directed contributions, such as the SAIC Retirement Plan, from the employer stock diversification requirements.

Because of the unusual legislative process that led to its final passage, the Pension Protection Act was passed without the customary House and Senate conference reports that traditionally accompany most legislation, particularly legislation that is as wide in scope as this Act. Other than a technical explanation prepared by the Joint Committee on Taxation, there have been no regulations or other interpretive guidance issued by the agencies charged with regulating this Act. The Pension Protection Act also does not specifically address its application to companies that are in the process of completing an initial public offering. The lack of customary legislative history and the absence of regulations or meaningful regulatory guidance in this very complex area made it difficult to quickly assess the full impact of the Pension Protection Act. However, after a detailed review and analysis of the Pension Protection Act by a number of national experts and our advisers, it was determined that the new law impacted certain aspects of our proposed merger and IPO. As soon as these conclusions were reached, our senior management and board of directors decided to adjourn the special stockholders’ meeting scheduled for August 29, 2006, so that this supplement to the proxy statement/prospectus could be prepared and sent to stockholders in advance of the final vote on the proposed merger and related proposals.

New Requirements and Impact on Proposed Merger and IPO

As part of its broad reforms, the Pension Protection Act requires that companies with publicly traded employer stock held in certain retirement plans provide retirement plan participants with rights to diversify their plan investments in employer stock. Under these requirements, participants with any employer stock purchased with employee directed contributions or deferrals – such as employee directed deferrals to a 401(k) account or employee directed rollovers to a 401(k) account – are entitled to certain rights to diversify their investments in employer stock. With respect to employer stock purchased with employer contributions – such as profit sharing contributions or employer matching contributions on 401(k) deferrals – participants generally have a right to diversify all or a portion of their investments in employer stock once they have completed at least three years of service. These eligible participants would be entitled to direct the plan to divest the employer stock and to reinvest the funds in other investment options within the plan.

If we complete the IPO this Fall and have publicly traded stock, these diversification rights would apply to SAIC “exchangeable” and “non-exchangeable” stock held in participants’ accounts within our retirement plans beginning on the first business day of January 2007, but would not apply if the IPO is not completed and we do not have publicly traded stock. For further information, please see the chart presented below in response to Question 7 of the Supplemental Questions and Answers for a summary of the diversification rights provided under the Pension Protection Act for each source of employee and employer contributions under our retirement plans.

Under the terms of our proposed merger and IPO, the shares of new class A preferred stock to be issued to our stockholders, including our retirement plans, will be subject to certain restrictions on transfer and conversion that lapse over a 360-day period following the IPO (lock-up restrictions) as follows:

•	restrictions on 20% of new class A preferred stock expire 90 days after our IPO

•	restrictions on 20% of new class A preferred stock expire 180 days after our IPO

•	restrictions on 30% of new class A preferred stock expire 270 days after our IPO

•	restrictions on 30% of new class A preferred stock expire 360 days after our IPO

The diversification rights provided by the Pension Protection Act, however, effectively override the lock-up restrictions with respect to the shares of new class A preferred stock held by our retirement plans and permit qualifying retirement plan participants to direct the retirement plan to convert and sell certain shares of company stock as early as the first business day of January 2007 and in advance of the lapse of the lock-up restrictions. To address this conflict between the diversification rights provided by the Pension Protection Act and the lock-up restrictions and in order to comply with the Act, we intend to provide an exception to the lock-up restrictions that permits qualifying retirement plan participants to direct the retirement plans to convert certain of their shares of new class A preferred stock held through our retirement plans into publicly traded common stock – without regard to these lock-up restrictions. The proposed revisions to Section (B)(7) of Article Fourth of the certificate of incorporation of New SAIC to effect these changes are attached to this supplement at Annex A. Please note, however, that the lock-up restrictions will continue to apply to shares of new class A preferred stock held outside of our retirement plans, such as shares held directly by our stockholders.

It is important to note, however, that to date no regulations or interpretive guidance has been issued under the Pension Protection Act. If regulations or guidance is issued, it could modify the impact of the requirements of the Pension Protection Act on us and the manner in which we comply with its requirements. For example, the regulations or guidance could postpone the January 1, 2007 effective date of the diversification rights or eliminate the Act’s impact of overriding the lock-up restrictions in initial public offerings like our IPO. The proposed revisions to the certificate of incorporation of New SAIC are designed to give flexibility to the company to address regulations or guidance that may be issued prior to the company’s implementation of the Pension Protection Act’s diversification rights on January 1, 2007, as well as to give our board of directors the authority to extend such diversification rights to retirement plan participants who hold shares that may otherwise be sold in quarterly retirement plan trades.

Impact on Company Retirement Plans

As a result of the Pension Protection Act and the manner in which we intend to comply with its current requirements, if we complete our IPO this Fall as contemplated, all shares of company stock in our retirement plans that are currently designated as “exchangeable” or that otherwise may be sold in our quarterly trades may be directed by plan participants into other investment alternatives available under our retirement plans beginning on and after the first business day of January 2007, and the lock-up restrictions will not apply to those shares after that date. Shares in our retirement plans that are currently designated as “exchangeable” or that otherwise may be sold in our quarterly trades generally include (i) shares purchased by employee directed deferrals under the 401(k) component of the SAIC Retirement Plan or the AMSEC Employees 401(k) Profit Sharing Plan (AMSEC 401(k) Plan), (ii) shares attributable to amounts for which employees have investment discretion, such as rollovers from other retirement plans into our stock and a portion of the matching contribution under the 401(k) component of the SAIC Retirement Plan or the AMSEC 401(k) Plan and (iii) shares held in accounts of former employees or their beneficiaries.

In addition to diversification rights afforded “exchangeable shares,” a portion of the shares of company stock in our retirement plans that are currently designated as “non-exchangeable” may be converted and reinvested at the direction of a plan participant on and after the first business day of January 2007, provided that the participant has a minimum of three years of service. Shares that are designated as “non-exchangeable” for our retirement plans generally include those attributable to our discretionary contribution to the ESOP component of the SAIC Retirement Plan (formerly called the ESRP) and the portion of the employer matching contribution under the 401(k) component of the SAIC Retirement Plan or the AMSEC 401(k) Plan that is required to be in company stock (currently, 50% of the 401(k) component match is required to be in company stock).

In accordance with the Pension Protection Act, we will implement diversification rights with respect to these “non-exchangeable” shares generally over a three-year period (one-third each year) for participants with at least three years of service, as follows: (i) up to 33% of their “non-exchangeable” shares would be diversifiable on and after the first business day of January 2007; (ii) up to 66% of their “non-exchangeable” shares would be diversifiable on and after the first business day of January 2008 and (iii) up to 100% of their “non-exchangeable” shares would be diversifiable on and after the first business day of January 2009. However, participants who were at least 55 and who had a minimum of three years of service as of December 31, 2005 would be entitled to diversify up to 100% of their “non-exchangeable” shares as of the first business day of January 2007.

A chart is presented in Question 7 of the Supplemental Questions and Answers set forth below showing the diversification rights that are provided under the Pension Protection Act with respect to each source of employee and employer contributions made to our retirement plans.

Again, if and when any regulations or interpretive guidance is issued under the Pension Protection Act, it could modify the impact of the requirements of the Act on us and the manner in which we comply with its requirements, including having the above-described “exchangeable” and “non-exchangeable” shares continue to be subject to the lock-up restrictions.

Impact on Retirement Plan Trades

Prior to the enactment of the Pension Protection Act, we had intended, following completion of our IPO, to conduct four quarterly trades for our retirement plans in which participants could offer to sell shares in accordance with the terms of the plans. A trade for our retirement plans has been scheduled for October 27, 2006 and will be held on such date if the IPO is completed sufficiently far in advance of that trade date.

As a result of the Pension Protection Act and the manner in which we intend to comply with its requirements, if we complete the IPO this Fall, all shares in our retirement plans that are designated as “exchangeable,” as well as a portion of the shares designated as “non-exchangeable,” may be converted at the direction of qualifying plan participants into publicly traded common stock after January 1, 2007 and the proceeds from that sale reinvested in other plan alternatives. Given the substantially greater ability for retirement plan participants to diversify company stock held in our retirement plans under the Pension Protection Act beginning January 2007, we do not intend to conduct additional quarterly retirement plan trades after the October 27, 2006 trade, provided that we complete the IPO this Fall. If there is a significant delay in completing the IPO this Fall, we intend to conduct limited market and retirement plan trades generally on a quarterly basis until the IPO process recommences.

Impact on Future Market Price

As a result of the manner in which we intend to comply with the requirements of the Pension Protection Act, after completion of the merger and IPO, up to an estimated 100 million shares of new class A preferred stock held in our retirement plans may become convertible and available for sale effective the first business day of January 2007, in advance of the lock-up restrictions described above. These approximately 100 million shares would represent approximately 30% of the 326 million shares of new class A preferred stock estimated to be outstanding after the merger on account of the conversion of shares of Old SAIC common stock held by our current stockholders.

We cannot predict the effect, if any, that the availability of these shares for sale will have on the market price prevailing from time to time. The possibility of the conversion and sale as well as the actual sales of this stock may adversely affect the market price of the new common stock.

Status of IPO

If stockholders approve the proposed merger, we plan to finalize our IPO registration statement shortly after the reconvened special stockholders’ meeting has been held on September 27, 2006. Our senior management will then embark on a “road show” to present information about our company and its prospects to potential investors.

Once the road show is completed, our underwriters will receive input on investor demand when investors indicate the number of shares and the offering price at which they are willing to purchase the new common stock. There has been volatility in the general stock market and stock prices of our comparable peer companies have declined since the board of directors last established our stock price in June 2006. As for our company, our current and projected performance also reflects a slow down in growth from our historical performance due to the increasing challenges of our business environment. Given this environment, the IPO price of the new common stock plus the special dividend may be less than the June stock price for the Old SAIC common stock (after giving effect to the conversion of shares in the proposed merger). It is contemplated that the final pricing and completion of the IPO will take place in mid to late October. A final decision on pricing and whether market conditions warrant proceeding with the IPO will be made after all relevant information is known.

The per share amount of the special dividend and the record date will be determined by the board of directors at the final pricing of the new common stock in the IPO. Depending upon the final IPO price, the size of the special dividend and whether the underwriters exercise their customary over-allotment option to purchase additional shares within 30 days after the IPO, the number of shares of new common stock issued in the IPO may slightly exceed 20% of our outstanding capital stock and the aggregate amount of the special dividend could exceed the IPO proceeds by more than $1 billion.

The Reconvened Special Meeting

On August 29, 2006, the special meeting of stockholders scheduled to vote on the merger agreement and related matters was adjourned and will reconvene on September 27, 2006 at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, at 1:00 p.m. (local time). For the convenience of our stockholders, the meeting will be videocast to Conference Room 2040 in Building D of our offices at 10260 Campus Point Drive, San Diego, California and other locations, and will be webcast on our website (www.saic.com) and on our internal website, ISSAIC.

Stockholders of record of class A common stock and class B common stock as of the close of business on July 7, 2006 are entitled to vote at the reconvened special meeting, even if they did not submit a proxy or voting instructions for the August 29, 2006 meeting. The proxies and voting instructions received by the company for the August 29, 2006 meeting, unless changed or revoked as provided below, will be voted at the reconvened special meeting on September 27, 2006. You do not have to submit a new proxy or voting instructions in order for your vote to be counted.

You may revoke or change your proxy or voting instructions by submitting another proxy or voting instructions with a later date, or by sending a written notice of revocation to our Corporate Secretary at our principal executive offices. Also, if you did not vote before the meeting scheduled for August 29, 2006, you may do so by submitting a proxy or voting instructions before the deadlines described below for the reconvened meeting on September 27, 2006. Revocations or changes in proxies and new proxies must be submitted no later than 11:59 p.m. Eastern time on September 26, 2006, and revocations or changes in voting instructions to trustees of retirement plans must be submitted no later than 11:59 p.m. Eastern time on September 24, 2006. If you attend the reconvened special meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the reconvened special meeting will be counted. You must attend the meeting at the SAIC Conference Center in McLean, Virginia in order to be entitled to vote in person.

There are three options for submitting your proxy or voting instructions: (1) through the Internet by following the instructions at www.proxyvote.com, (2) by telephone by calling 1-800-690-6903 and following the instructions or (3) through the mail by signing and returning the proxy and voting instruction card. A proxy and voting instruction card is included with all mailed copies of this supplement to proxy statement/prospectus. Proxies must be received no later than 11:59 p.m. Eastern time on September 26, 2006, and voting instructions to trustees of retirement plans must be received no later than 11:59 p.m. Eastern time on September 24, 2006. Additional instructions regarding voting are contained on pages 46-48 of the proxy statement/prospectus dated August 1, 2006, copies of which may be obtained upon request by contacting our Legal Department via email at onlineproxy@saic.com.

Supplemental Questions and Answers

Pension Protection Act of 2006

Q1.	What is the Pension Protection Act?

A.	The Pension Protection Act of 2006 (Pension Protection Act) is federal legislation enacted on August 17, 2006 that governs the operation and management of pension and retirement plans. This new legislation has been described as the most comprehensive and sweeping pension and retirement reform in the last 30 years. It covers a wide range of subjects pertaining to pension and retirement plans, including retirement plan funding, automatic 401(k) plan enrollment and investment advice, the permissibility of hybrid (cash balance) plans, retirement plan reporting and disclosure and diversification rights of qualified retirement plan participants with respect to employer stock.

Q2.	Why did this new legislation suddenly impact the timing of our special meeting of stockholders and our IPO?

A.	The Pension Protection Act was adopted by Congress in early August 2006 and signed into law by the President on August 17, 2006. Our proxy statement/prospectus dated August 1, 2006 had already been distributed to our stockholders, however, before the Pension Protection Act was adopted by Congress. Given the importance of the proposed merger and IPO, we felt compelled to provide our stockholders and employees with information regarding this new law and its impact on the company, its retirement plans and the proposed merger before proceeding with the special meeting and IPO.

Prior to the adoption and enactment of the Pension Protection Act, the U.S. House of Representatives and Senate each initially passed their own separate versions of pension reform legislation. Given the numerous differences between the House and Senate versions of the proposed legislation, many pension and employment experts did not expect Congress to pass a final version of the Pension Protection Act this year. In addition, many policy makers and pension industry experts anticipated that any new law in this area would contain provisions that exempted employee stock ownership plans (ESOPs), such as the SAIC Retirement Plan, from the employer stock diversification requirements that we understood were being considered by lawmakers.

However, in a tactic called a “highly unusual maneuver” by one Senator, the House of Representatives unexpectedly passed a new version of the Pension Protection Act and presented it to the Senate for consideration without going through the customary process of having House and Senate conference meetings to reconcile the different versions of the legislation. Despite this unusual approach, the Senate passed the House version of the Pension Protection Act on August 3, 2006. This occurred after the proxy statement/prospectus dated August 1, 2006 had been distributed to stockholders for the special stockholders’ meeting. The President signed the Act into law on August 17, 2006. The final version of the Pension Protection Act did not provide an exemption for ESOPs that permitted employee directed contributions, such as the SAIC Retirement Plan, from the employer stock diversification requirements.

Because of the unusual legislative process that led to its final passage, the Pension Protection Act was passed without the customary House and Senate conference reports that traditionally accompany most legislation, particularly legislation that is as wide in scope as this Act. Other than a technical explanation prepared by the Joint Committee on Taxation, there have been no regulations or other interpretive guidance issued by the agencies charged with regulating this Act. The Pension Protection Act also does not specifically address its application to companies that are in the process of completing an initial public offering. The lack of customary legislative history and the absence of regulations or meaningful regulatory guidance in this very complex area made it difficult to quickly assess the full impact of the Pension Protection Act. However, after a detailed review and analysis of the Pension Protection Act by a number of national experts and our advisers, it was determined that the new law impacted certain aspects of our proposed merger and IPO. As soon as these conclusions were reached, our senior management and board of directors decided to adjourn the special stockholders’ meeting scheduled for August 29, 2006, so that a supplement to the proxy statement/prospectus could be prepared and sent to stockholders in advance of the final vote on the proposed merger and related proposals.

Q3.	What particular provisions of the Pension Protection Act may impact our merger and IPO?

A.	As part of its broad reforms, the Pension Protection Act requires that companies with publicly traded employer stock held in certain retirement plans provide retirement plan participants with rights to diversify their plan investments in employer stock. These eligible participants would be entitled to direct the plan to divest the employer stock and to reinvest the funds in other investment options within the plan.

If we complete the IPO this Fall and have publicly traded stock, these diversification rights would apply to SAIC “exchangeable” and “non-exchangeable” stock held in participants’ accounts within our retirement plans beginning on the first business day of January 2007, but would not apply if the IPO is not completed and we do not have publicly traded stock.

Under the terms of our proposed merger and IPO, the shares of new class A preferred stock to be issued to our stockholders, including our retirement plans, will be subject to certain restrictions on transfer and conversion that lapse over a 360-day period following the IPO (lock-up restrictions) as follows:

•	restrictions on 20% of new class A preferred stock expire 90 days after our IPO

•	restrictions on 20% of new class A preferred stock expire 180 days after our IPO

•	restrictions on 30% of new class A preferred stock expire 270 days after our IPO

•	restrictions on 30% of new class A preferred stock expire 360 days after our IPO

The diversification rights provided by the Pension Protection Act, however, effectively override the lock-up restrictions with respect to the shares of new class A preferred stock held by our retirement plans and permit qualifying retirement plan participants to direct the retirement plan to convert and sell certain shares of company stock as early as the first business day of January 2007 and in advance of the lapse of the lock-up restrictions.

Q4.	Why are we implementing transfer restrictions on the new class A preferred stock?

A.	The transfer restrictions are being imposed on the new class A preferred stock to be issued in the proposed merger to permit some period of trading in the new common stock to take place in the public markets without the potential introduction of a significant number of additional shares, which could negatively affect the price. Transfer restrictions are customary in initial public offerings and are intended to promote an orderly trading market for new common stock for a period of time following the commencement of trading. We staggered the expiration of the transfer restrictions to permit shares to become eligible for trading over periods of time and thus provide gradual liquidity for our stockholders while promoting an orderly transition to a publicly traded market for our stock.

Q5.	What steps are we taking to address the effects of the Pension Protection Act on the merger and IPO?

A.	To address the conflict between the diversification rights provided by the Pension Protection Act and the lock-up restrictions and in order to comply with the Act, we intend to provide an exception to the lock-up restrictions that permits qualifying retirement plan participants to direct the retirement plans to convert certain of their shares of new class A preferred stock held through our retirement plans into publicly traded common stock – without regard to these lock-up restrictions. The proposed revisions to Section (B)(7) of Article Fourth of the certificate of incorporation of New SAIC to effect these changes are attached to this supplement at Annex A. Please note, however, that the lock-up restrictions will continue to apply to shares of new class A preferred stock held outside of our retirement plans, such as shares held directly by our stockholders.

It is important to note, however, that to date no regulations or interpretive guidance has been issued under the Pension Protection Act. If regulations or guidance is issued, it could modify the impact of the requirements of the Pension Protection Act on us and the manner in which we comply with its requirements.

Q6.	How do I know if I am entitled to diversification rights under the Pension Protection Act?

A.	Determining whether or not you are entitled under the Pension Protection Act to diversify company stock held in your retirement account generally depends on (i) the source of the funds used to purchase the company stock held in your retirement plan account (i.e., whether the stock was attributable to or purchased with employee or employer contributions) and (ii) your age and years of service with the company.

The Pension Protection Act provides that participants with any employer stock purchased with employee directed contributions or deferrals – such as employee directed deferrals to a 401(k) account or employee directed rollovers to a 401(k) account – are entitled to certain rights to diversify their investments in employer stock. With respect to employer stock purchased with employer contributions – such as profit sharing contributions or employer matching contributions on 401(k) deferrals – participants generally have a right to diversify all or a portion of their investments in employer stock once they have completed at least three years of service.

Q7.	How will the diversification rights under the Pension Protection Act be specifically applied to the “exchangeable” and “non-exchangeable” stock held in our retirement plans?

A.	As a result of the Pension Protection Act and the manner in which we intend to comply with its current requirements, if we complete our IPO this Fall as contemplated, all shares of company stock in our retirement plans that are currently designated as “exchangeable” or that otherwise may be sold in our quarterly trades may be directed by plan participants into other investment alternatives available under our retirement plans beginning on and after the first business day of January 2007, and the lock-up restrictions will not apply to those shares after that date. Shares in our retirement plans that are currently designated as “exchangeable” or that otherwise may be sold in our quarterly trades generally include (i) shares purchased by employee directed deferrals under the 401(k) component of the SAIC Retirement Plan or the AMSEC Employees 401(k) Profit Sharing Plan (AMSEC 401(k) Plan), (ii) shares attributable to amounts for which employees have investment discretion, such as rollovers from other retirement plans into our stock and a portion of the matching contribution under the 401(k) component of the SAIC Retirement Plan or the AMSEC 401(k) Plan and (iii) shares held in accounts of former employees or their beneficiaries.

With respect to those shares of company stock in our retirement plans that are currently designated as “non-exchangeable,” a portion of such shares may be converted and reinvested at the direction of a plan participant on and after the first business day of January 2007, provided that the participant has a minimum of three years of service. Shares that are designated as “non-exchangeable” for our retirement plans generally include those attributable to our discretionary contribution to the ESOP component of the SAIC Retirement Plan (formerly called the ESRP) and the portion of the employer matching contribution under the 401(k) component of the SAIC Retirement Plan or the AMSEC 401(k) Plan that is required to be in company stock (currently, 50% of the 401(k) component match is required to be in company stock).

In accordance with the Pension Protection Act, we will implement diversification rights with respect to these “non-exchangeable” shares generally over a three-year period (one-third each year) for participants with at least three years of service, as follows: (i) up to 33% of their “non-exchangeable” shares would be diversifiable on and after the first business day of January 2007; (ii) up to 66% of their “non-exchangeable” shares would be diversifiable on and after the first business day of January 2008 and (iii) up to 100% of their “non-exchangeable” shares would be diversifiable on and after the first business day of January 2009. However, participants who were at least 55 and who had a minimum of three years of service as of December 31, 2005 would be entitled to diversify up to 100% of their “non-exchangeable” shares as of the first business day of January 2007.

The following chart shows the diversification rights that are provided under the Pension Protection Act with respect to each source of employee and employer contributions made to our retirement plans:

Source of Contributions under SAIC Retirement Plan and AMSEC 401(k) Plan*	Diversification Rights under SAIC’s Planned Compliance with the Pension Protection Act

Exchangeable Shares

Employee directed deferrals into SAIC stock under 401(k) component of Plan

Employee directed rollover contributions into SAIC stock under 401(k) component of Plan

Company matching contributions directed by employee into SAIC stock under 401(k) component of Plan (currently 50% of each company matching contribution may be invested at the direction of the employee)

Company profit sharing contributions directed by employee into SAIC stock under 401(k) component of Plan (formerly PSRP)

Contributions from any source held in Plan by former employees and their beneficiaries

100% diversifiable on first business day of January 2007 and not subject to phase-in rules

100% diversifiable on first business day of January 2007 and not subject to phase-in rules

100% diversifiable on first business day of January 2007 and not subject to phase-in rules

100% diversifiable on first business day of January 2007 and not subject to phase-in rules

100% diversifiable on first business day of January 2007 and not subject to phase-in rules

Non-Exchangeable Shares

Contributions from any source held in Plan by former employees and their beneficiaries

Company matching contributions required to be invested in SAIC stock (currently 50% of each company matching contribution is required to be invested in SAIC stock)

Company ESOP contributions (formerly ESRP)

100% diversifiable on first business day of January 2007 and not subject to phase-in rules

Diversifiable under phase-in rules described below

Diversifiable under phase-in rules described below

Phase-In Rules

Participants who, as of December 31, 2005, were both (i) 55 years old or older and (ii) had at least three years of service with the company: 100% diversifiable on first business day of January 2007

Participants who do not meet age (55) or service requirements (three years) as of December 31, 2005 would have the following diversification rights upon completion of three years of service with the company:

•     33% diversifiable on first business day of January 2007

•     66% diversifiable on first business day of January 2008

•     100% diversifiable on first business day of January 2009

Participants who do not have three years of service with the company do not have any additional diversification rights under the Pension Protection Act

*	Employees may not have received contributions of company stock in their retirement plan account from each of the sources of contributions listed in this chart. For example, AMSEC employees do not receive company ESOP contributions, since AMSEC’s retirement plan is exclusively a 401(k) plan.

Q8.	Will the Company be holding future retirement plan trades?

A.	Prior to the enactment of the Pension Protection Act, we had intended, following completion of our IPO, to conduct four quarterly trades for our retirement plans in which participants could offer to sell shares in accordance with the terms of the plans. A trade for our retirement plans has been scheduled for October 27, 2006 and will be held on such date if the IPO is completed sufficiently far in advance of that trade date.

As a result of the Pension Protection Act and the manner in which we intend to comply with its requirements, if we complete the IPO this Fall, all shares in our retirement plans that are designated as “exchangeable,” as well as a portion of the shares designated as “non-exchangeable,” may be converted at the direction of qualifying plan participants into publicly traded common stock after January 1, 2007 and the proceeds from that sale reinvested in other plan alternatives. Given the substantially greater ability for retirement plan participants to diversify company stock held in our retirement plans under the Pension Protection Act beginning January 2007, we do not intend to conduct additional quarterly retirement plan trades after the October 27, 2006 trade, provided that we complete the IPO this Fall. If there is a significant delay in completing the IPO this Fall, we intend to conduct limited market and retirement plan trades generally on a quarterly basis until the IPO process recommences.

Q9.	What impact might SAIC’s compliance with the Pension Protection Act have in terms of the number of shares coming into the public market and the market price of the new common stock?

A.	Generally, the shares of class A preferred stock may be converted into common stock and sold through the public market after the applicable lock-up restriction periods lapse. However, as a result of the manner in which we intend to comply with the requirements of the Pension Protection Act, after completion of the proposed merger and IPO, up to an estimated 100 million shares of new class A preferred stock held in our retirement plans may become convertible and available for sale effective the first business day of January 2007, in advance of the lock-up restrictions described above. These approximately 100 million shares would represent approximately 30% of the 326 million shares of new class A preferred stock estimated to be outstanding after the merger on account of the conversion of shares of Old SAIC common stock held by our current stockholders.

We cannot predict the effect, if any, that the availability of these shares for sale will have on the market price prevailing from time to time. The possibility of the conversion and sale as well as the actual sales of this stock may adversely affect the market price of the new common stock.

Initial Public Offering

Q10.	How and when will we complete our IPO?

A.	If stockholders approve the proposed merger, we plan to finalize our IPO registration statement shortly after the reconvened special stockholders’ meeting has been held on September 27, 2006. Our senior management will embark on a “road show” to present information about our company and its prospects to potential investors. It is contemplated that the final pricing and the IPO will take place in mid to late October. A final decision on pricing and whether market conditions warrant proceeding with the IPO will be made after all relevant information is known.

Q11.	How will the IPO price be determined?

A.

The final IPO price will be negotiated with the underwriters at the end of the road show. It will reflect numerous factors, including investor demand, our current and projected performance, industry trends and market conditions. Since the board of directors established our stock price in June 2006, there has been volatility in the general stock market, and stock prices of our comparable peer companies have declined. As for our company, our current and projected performance also reflects a slow down in growth from our historical performance due to the increasing challenges of our business environment. Given this environment, the IPO price of the new common stock plus the special dividend may be less than the June stock price for the Old SAIC common stock (after giving effect to the conversion of shares in the proposed merger).

Once the road show is completed, our underwriters will receive input on investor demand when investors indicate the number of shares and the offering price at which they are willing to purchase the new common stock. Their inputs play an important role in determining the final IPO price. Therefore, the final price could be higher or lower than the preliminary price range.

The per share amount of the special dividend and the record date will be determined by the board of directors at the final pricing of the new common stock in the IPO. Depending upon the final IPO price, the size of the special dividend and whether the underwriters exercise their over-allotment option to purchase additional shares after the IPO, the number of shares of new common stock issued in the IPO may slightly exceed 20% of our outstanding capital stock and the aggregate amount of the special dividend could exceed the IPO proceeds by more than $1 billion.

Voting at the Reconvened Special Meeting

Q12.	Where and what time will the reconvened meeting be held?

A.	The special meeting of stockholders scheduled to vote on the merger agreement and related matters will reconvene on September 27, 2006 at the SAIC Conference Center, 1710 SAIC Drive, McLean, Virginia, at 1:00 p.m. (local time). For the convenience of our stockholders, the meeting will be videocast to Conference Room 2040 in Building D of our offices at 10260 Campus Point Drive, San Diego, California and other locations, and will be webcast on our website (www.saic.com) and on our internal website, ISSAIC.

Q13.	Do the proxy or voting instructions that I submitted for the special meeting scheduled for August 29, 2006 still count?

A.	Yes. The proxies or voting instructions received by Old SAIC for the August 29, 2006 meeting, unless changed or revoked as provided below, will be voted at the reconvened special meeting on September 27, 2006. You do not have to submit a new proxy or voting instructions in order for your vote to be counted.

Q14.	I already submitted my proxy for the special stockholders’ meeting scheduled for August 29, 2006. Can I revoke or change my proxy or voting instructions?

A.	Yes. You may revoke or change your proxy or voting instructions by submitting another proxy or voting instructions with a later date, or by sending a written notice of revocation to our Corporate Secretary at our principal executive offices. Revocations or changes in proxies must be submitted no later than 11:59 p.m. Eastern time on September 26, 2006, and revocations or changes in voting instructions to trustees of retirement plans must be submitted no later than 11:59 p.m. Eastern time on September 24, 2006. If you attend the reconvened special meeting in McLean, Virginia and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the reconvened special meeting will be counted. You must attend the meeting at the SAIC Conference Center in McLean, Virginia in order to be entitled to vote in person.

Q15.	I did not submit my proxy or voting instructions for the August 29, 2006 meeting. Can I vote for the reconvened September 27, 2006 meeting?

A.	Yes. Stockholders of record of class A common stock and class B common stock as of the close of business on July 7, 2006 are entitled to vote at the reconvened special meeting scheduled for September 27, 2006 even if they did not submit a proxy or voting instructions for the August 29, 2006 meeting. Proxies must be submitted no later than 11:59 p.m. Eastern time on September 26, 2006, and voting instructions to trustees of retirement plans must be submitted no later than 11:59 p.m. Eastern time on September 24, 2006.

Q16.	How do I vote my shares?

A.	There are three options for submitting your proxy or voting instructions: (1) through the Internet by following the instructions at www.proxyvote.com, (2) by telephone by calling 1-800-690-6903 and following the instructions or (3) through the mail by signing and returning the proxy and voting instruction card. Proxies must be submitted no later than 11:59 p.m. Eastern time on September 26, 2006, and voting instructions to trustees of retirement plans must be submitted no later than 11:59 p.m. Eastern time on September 24, 2006. Additional instructions regarding voting are contained on pages 46-48 of the proxy statement/prospectus dated August 1, 2006.

Appraisal Rights

Q17.	Can I still exercise my appraisal rights for my class B common stock?

A.	Holders of shares of class B common stock of Old SAIC who do not vote in favor of adoption of the merger agreement but who properly demand appraisal of their shares will be entitled to appraisal rights as a result of the merger. A written demand for appraisal must be delivered to Old SAIC before the vote on the merger agreement at the reconvened special meeting of stockholders is taken. For information about appraisal rights, see pages 56-58 of the proxy statement/prospectus dated August 1, 2006.

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Annex A

Revision to Section (B)(7) of Article Fourth

of the

Certificate of Incorporation of SAIC, Inc.

(7)	Conversion and Transfer Restrictions of the Class A Preferred Stock

(a) Each record holder of shares of Class A Preferred Stock may convert any or all of those shares into an equal number of shares of Common Stock; provided, however, that: (A) no share of Series A-1 Preferred Stock may be converted into a share of Common Stock prior to 90 days after the public offering date; (B) no share of Series A-2 Preferred Stock may be converted into a share of Common Stock prior to 180 days after the public offering date; (C) no share of Series A-3 Preferred Stock may be converted into a share of Common Stock prior to 270 days after the public offering date; and (D) no share of Series A-4 Preferred Stock may be converted into a share of Common Stock prior to 360 days after the public offering date. Shares of Common Stock may not be converted into shares of Class A Preferred Stock.

(b) A record holder of shares of Class A Preferred Stock may effect a voluntary conversion of any or all of those shares in accordance with Section (B)(7)(a) by surrendering the certificates, if any, for the number of shares to be converted, accompanied by any required tax transfer stamps, and delivering a written notice by the record holder to the Corporation stating that such record holder desires to convert such shares into the same number of shares of Common Stock and requesting that the Corporation issue such shares of Common Stock to persons named therein, setting forth the number of shares of Common Stock to be issued to each such person and the denominations in which the certificates therefor, if any, are to be issued. To the extent permitted by law, such a voluntary conversion shall be deemed to have been effected at the close of business on the date of surrender of certificates, if any, or the date of receipt by the Corporation of the notice of conversion, if the shares to be converted are uncertificated.

(c) Shares of Series A-1 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 90 days after the public offering date. Shares of Series A-2 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 180 days after the public offering date. Shares of Series A-3 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 270 days after the public offering date. Shares of Series A-4 Preferred Stock may not be transferred to anyone other than a permitted transferee prior to 360 days after the public offering date. Except as provided in this Section (B)(7)(c), any purported transfer of shares of Class A Preferred Stock prior to the applicable date referred to in this Section (B)(7)(c) shall be void. Shares of Class A Preferred Stock may be transferred to a permitted transferee prior to the applicable date referred to in this Section (B)(7)(c), and such permitted transferee will take such shares subject to the provisions of this Section (B)(7)(c). In addition to any vote required by law or this Restated Certificate of Incorporation, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, voting as a single class, shall be required in order to reduce, at any time within 360 days after the public offering date, the time periods in this Section (B)(7)(c) during which the Class A Preferred Stock cannot be transferred to anyone other than a permitted transferee.

(d) After the applicable time period in Section (B)(7)(c) has expired, each share of Class A Preferred Stock shall automatically convert into one share of Common Stock upon the transfer of that share if, after the transfer, the share is not owned by a permitted transferee. In addition, notwithstanding any other provision of this Section (B)(7), each share of Class A Preferred Stock shall be transferable and shall automatically convert into one share of Common Stock at the time of transfer of that share in the following circumstances:

(A) a transfer by a qualified retirement plan described in Section 401(a) of the Code sponsored by the Corporation or any of its subsidiaries (i) to the Corporation; (ii) to a distributee of any such plan

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pursuant to the terms of the plan; or (iii) pursuant to instructions of a participant in any such plan to sell or exchange Class A Preferred Stock pursuant to the terms of the plan;

(B) a transfer upon the exercise by a distributee of any such plan of any put right under the terms of the plan requiring the Corporation to purchase the share from the distributee; or

(C) a transfer by such a plan, upon the exercise by a participant or beneficiary of the plan of a right of diversification accorded to the participant or beneficiary by (i) the Pension Protection Act of 2006, as the same may be amended or may be interpreted or implemented from time to time by the U.S. Department of Labor, the U.S. Department of the Treasury or any other federal department or agency or (ii) the Board of Directors in its sole and absolute discretion.

For purposes of the foregoing sentence, any transfer shall be deemed to be a transfer of Common Stock. In the case of any such automatic conversion, stock certificates, if any, formerly representing each such share of Class A Preferred Stock shall thereupon and, except for a transfer to the Corporation where the shares are being retired, thereafter be deemed to represent such number of shares of Common Stock into which such shares of Class A Preferred Stock could be converted pursuant to the terms hereof, such shares of Class A Preferred Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate, except any rights under Section (B)(7)(g).

(e) Shares of Class A Preferred Stock shall be transferred on the books of the Corporation, and a new certificate therefor, if any, issued, upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary of the Corporation) of the certificate, if any, for the shares, in proper form for transfer and accompanied by all requisite stock transfer tax stamps, and such documentation as shall be reasonably satisfactory to the Corporation, including documentation showing compliance with this Article Fourth.

(f) Any person (other than a permitted transferee) who takes shares of Class A Preferred Stock in a transfer otherwise permitted by Section (B)(7) may treat the endorsement on the certificate, if any, representing such shares, or the instrument accompanying the transfer of such shares, as authorizing such person on behalf of the transferor to convert the shares in the manner provided in Section (B)(7)(a) for the purpose of registering the transfer to such person of the shares of Common Stock issuable upon conversion, and to give on behalf of the transferor the written notice of conversion required by Section (B)(7)(b), and may convert such shares of Class A Preferred Stock accordingly.

(g) Upon any conversion of shares of Class A Preferred Stock into shares of Common Stock pursuant to the provisions of this Section (B)(7), any dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that has been declared on the shares of Class A Preferred Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Common Stock into or for which the shares of Class A Preferred Stock are so converted, provided that any such dividend, for which the record date is prior to and the payment date is subsequent to the conversion, that is declared on the shares of Class A Preferred Stock payable in shares of Class A Preferred Stock shall be deemed to have been declared, and shall be payable, in shares of Common Stock.

(h) Any shares of Class A Preferred Stock that have been converted to shares of Common Stock will be retired with no further action by the Corporation, and will resume the status of authorized and unissued Class A Preferred Stock.

(i) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Common Stock, at least the number of shares of Common Stock that would become issuable upon the conversion of all shares of Class A Preferred Stock then outstanding.

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(j) Every certificate for shares of Class A Preferred Stock shall bear a legend on its face reading as follows:

“The shares of Class A Preferred Stock represented by this certificate may not be transferred (which term includes, without limitation, buying a put option, selling a call option or entering into any other hedging or insurance transaction relating to the shares) to any person in connection with a transfer that does not meet the qualifications set forth in Section (B)(7) of Article Fourth of the Restated Certificate of Incorporation of the Corporation, and no person who receives the shares represented by this certificate in connection with a transfer that does not meet the qualifications prescribed by Section (B)(7) of Article Fourth is entitled to own or to be registered as the record holder of the shares of Class A Preferred Stock represented by this certificate, but the record holder of this certificate may at any time (except as provided in Section (B)(7)(a) of Article Fourth) convert the shares of Class A Preferred Stock represented by this certificate into the same number of shares of Common Stock for purposes of effecting the sale or other disposition of the shares of Class A Preferred Stock to any person. Each holder of this certificate, by accepting the certificate, accepts and agrees to all of the foregoing.”

In the case of uncertificated shares, an appropriate notice containing the applicable transfer restrictions shall be sent to the registered owner thereof.

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